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EXHIBIT 99.1
                        LICENSE AGREEMENT

     This License Agreement (hereinafter the "Agreement") is made this 2nd day of October, 1997 , by and between GREYHOUND LINES, INC., a Delaware corporation, (hereinafter "Licensor") and INFO-
CENTER, INC., a Washington State corporation, (hereinafter
"Licensee").

                           WITNESSETH:

     WHEREAS, Licensee is engaged in the business of providing services with respect to the installation, operation, and maintenance of wall-unit advertising displays with direct dial phones, wall mountings, hardware, and wiring (hereinafter referred to as "Info-Center Directories").

     WHEREAS, Licensee desires, and Licensor is willing to grant to Licensee, the right to install, operate, and maintain Info-Center
Directories in Licensor's owned and leased bus terminal facilities upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises hereof, the mutual promises and agreements contained herein, and the payments to be made to Licensor by Licensee as set forth herein, the parties hereto intend to be bound and hereby agree as follows:

                            Section I
                        Term of Agreement

     1.1 This Agreement shall be effective for a period of five (5) years commencing on February 15, 1998, and shall continue in full force and effect until February 15, 2003 (the "Original Term") and shall then renew for a period of a further five (5) years (the "First Renewal Term") and for a subsequent period of a further five (5) years (the "Second Renewal Term") subject, however, to any provision of this Agreement.

                            Section 2
                       Scope of Agreement

     2.1 Licensor hereby grants to Licensee, subject to the terms and conditions stated herein, the sole right to install, service, maintain, and operate Info-Center Directories in Licensor's bus terminal facilities as listed in Exhibits "A," "B" and "C" attached hereto and made a pail hereof. Said Exhibits may be amended from time to time by a mutual agreement of the parties and so indicated by a writing signed by both parties. Said Info-Center Directories shall be installed at locations within Licensor's bus terminal facilities as directed by Licensor's local representative. Licensee will furnish at its sole cost and expense all labor, supervision, and materials necessary for the installation, maintenance, and operation of each Info-Center Directory.

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     2.2 Licensee agrees to install at each facility chosen for installation listed in Exhibits "A," "B" and "C," at Licensee's sole cost and expense, one (1) Info-Center Directory consisting of an approximately 20 square feet in area by 1 foot depth wall-unit with an illuminated advertising display board with map and direct dial phone. Licensee will not replace said Info-Center Directories with any other equipment without Licensor's prior written consent.

     2.3 Licensee agrees at its sole cost and expense to service, repair or replace any part of any Info-Center Directory within forty-eight (48) hours after receipt of notice, written or otherwise, from Licensor of the need for such service, repair, or replacement.

     2.4 Licensee agrees, at its sole cost and expense, to install and maintain, or cause to be installed and maintained, the necessary telephones, telephone lines, and interconnecting couplers through local telephone companies. Licensee shall be solely responsible for the payment of monthly telephone service charges and long distance charges, if any.

                            Section 3
                     Ownership of Equipment

     3.1 Subject to the provisions of Section 11, all Info-Center Directories shall remain the sole property of Licensee. Licensee wan-ants that the installation, service, maintenance, and operation of any and all Info-Center Directories hereunder shall not give rise to any third-party claim, demand, or lien against any of Licensor's property, and Licensee agrees to indemnify, save, hold harmless, and defend Licensor from any such third-party claim, demand, or lien.

                            Section 4
                         Right of Access

     4.1 Licensee's employees and agents shall have the right to enter upon the premises of Licensor during Licensor's normal business hours for the purpose of installing, servicing, maintaining, and operating the Info-Center Directories, and Licensee shall, in the performance of its duties hereunder, be under such regulations as Licensor may prescribe with respect to Licensee's entrance upon Licensor's premises.

                            Section 5
                       Commission Payments

     5.1 In consideration of the rights herein granted, Licensee shall pay to Licensor the following commission payments commencing upon the installation of an Info-Center Directory pursuant to the terms of this Agreement:




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          (a)  For those locations listed in Exhibit "A" (including
     any locations which may be added to Exhibit "A"), Licensee agrees to pay Licensor the sum of Three Hundred and Sixty-seven and 50/100 Dollars ($367.50) per month.

          (b) For those locations listed in Exhibit "B" (including any locations which may be added to Exhibit "B"), Licensee agrees to pay Licensor the sum of One Hundred and Fifty-seven and 50/100 Dollars ($157.50) per month.

          (c) For those locations listed in Exhibit "C" (including any locations which may be added to Exhibit "C"), Licensee agrees to pay Licensor the sum of Fifty and no/ 100 Dollars
     ($50.00) per month.

     5.2 All of the above described commission payments shall increase four (4%) percent at the commencement of the First Renewal Term and an additional four (4%) percent (based on the commission payment during the First Renewal Term) at the commencement of the Second Renewal Term.

     5.3 All commission payments payable hereunder shall be made in U.S. dollars and shall be paid in advance on the first day of each calendar month.

     5.4 Licensee shall forward each monthly commission payment due hereunder via U.S. mail to Greyhound Lines, Inc., Accounts Receivable Dept., 4900 University Avenue, West Des Moines, Iowa 50266, or at such other address as Licensor may from time to time designate by written notice to Licensee.

                            Section 6
                   Loss, Dam Damage, and Theft

     6.1  Licensor shall make reasonable efforts to protect Info-
Center Directories from, but shall not be responsible for, any loss, damage, or theft of said Info-Center Directories.

                            Section 7
                  Indemnification and Insurance

     7.1 Licensee shall indemnify, save, hold harmless, and defend Licensor, its subsidiaries and affiliates and their directors, officers, employees, agents, and subcontractors with respect to any claims or demands, actions, damages, costs, and expenses (including, without limitation, attorneys' fees and costs of litigation) arising from the death of or injury to any person whomsoever, or any loss, damage, or destruction of any property whatsoever, resulting directly or indirectly from the installation, existence, servicing, maintenance, or operation of any Info-Center Directory at any of Licensor's bus terminal locations.



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     7.2 Licensee shall indemnify, save, hold harmless, and defend
Licensor, its subsidiaries and affiliates and their directors, officers, employees, agents, and subcontractors from and against any and all royalties, damages, claims, suits, judgments, and costs arising from any actual or alleged patent, copyright, trademark, or trade secret infringements or violations that may arise in connection with the installation, existence, servicing, maintenance, or operation of any Info-Center Directory at any of Licensor's bus terminal locations.

     7.3 Licensee agrees to obtain and keep in force, at its sole cost and expense, throughout the term of this agreement in a form and with a company satisfactory to Licensor, the following policies of insurance;

          (a) Commercial General Liability Insurance with combined single limits of not less than $1,000,000.

          (b) Contractual Liability Insurance underwriting the indemnification, hold harmless, and insurance provisions of this agreement with combined single limits of not less than $1,000,000.

          (c) Comprehensive Automobile Liability Insurance providing coverage for owned, non-owned, hired, contracted, and leased vehicles of Licensee with combined single limits for injury or damage in any one accident of $500,000.

          (d) Workers' Compensation Insurance in the amounts required by applicable state laws governing Licensee's operations or evidence that such insurance is not required.

     Licensee further agrees to name Licensor as an additional insured on the Comprehensive General Liability, Contractual Liability, and Comprehensive Automobile Liability polices, provided, however, that such insurance shall contain provisions to the effect that the naming of Licensor as an additional insured shall not affect any recovery to which Licensor would be entitled under the policy if it were not so named, and, that the insurance is primary and shall be without contribution from any similar insurance effected by Licensor.

     Certificates of Insurance verifying each of the above conditions, and providing for thirty (30) days prior written notice of any cancellation or reduced coverage, shall be submitted to Licensor within thirty (30) days of the execution of this Agreement.








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                            Section 8
               Fees, Taxes, and Public Authorities

     8.1 Licensee agrees to pay all personal property and other taxes ad license fees assessed against the Info-Center Directories or against the installation, servicing, maintenance, and operation of same, and to fully comply with and abide by all laws, rules, ordinances, and regulations of public authorities having jurisdiction thereof.

     8.2 It is further agreed that if any question shall be raised by any public authority, or any ordinance or statute shall be passed raising any question as to the legality or lawfulness of any Info-Center Directory which is not resolved by Licensee within a reasonable period of time therefrom, Licensor shall have the right to direct Licensee to remove said Info-Center Directly from Licensor's bus terminal facilities. If Licensee does not comply with Licensor's request to remove any Info-Center Directory for said reasons, Licensor may itself remove or cause to be removed the said Info-Center Directory. Licensor shall promptly return to Licensee any and all items removed by Licensor under the terms of this Section, subject however to the provisions of Section 11.

                            Section 9
                   Displays and Advertisements

     9.1 It is agreed that Licensee shall provide and display without cost to Licensor a map of the city in which each Info-Center Directory is placed. The said map shall measure approximately 24 inches in width, 11 inches in height, and shall be situated at the center of the display located immediately above the telephone of the Info-Center Directory.

     9.2 It is agreed that one advertising section on the illuminated display of each Info-Center Directory installed at Licensor's bus terminal, facilities shall be provided, at no cost to Licensor, for Licensor's own advertisement regarding its business. Said advertising section shall be located in a prominent position, to be approved by both Licensor and Licensee.

     9.3 It is further agreed that no other signs, legends, posters other than a display sign, display section, or operating instructions shall be affixed to or displayed upon any Info-Center Directory by either party hereto without prior written approval of the other party. No other advertisements of any kind shall be erected or displayed by the Licensee in or upon Licensor's bus terminal facilities without prior written consent of Licensor.

     9.4 Licensee shall use its best efforts to sell all available advertising sections on each Info-Center Directory, subject to those sections expressly reserved by Section 9.1 and Section 9.2 hereof. In the event that advertising sections remain unsold, Licensee shall fill such sections with other appropriate advertisements, pictures, diagrams, or logos.
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     9.5 Licensee shall not place or cause to be placed in or on the
Info-Center Directories any advertisement or notice which Licensor deems objectionable, including, but not limited to, any advertisement or notice concerning alcoholic beverages, tobacco products, drug or sex paraphernalia, "striptease" or topless establishments, "adult bookstores," nude modelling studios, escort services, and massage parlors. Licensee shall remove any such advertisement or notice that Licensor finds objectionable within 24 hours of notice, written or otherwise, from Licensor.

                           Section 10
                           Exclusivity

     10.1 Licensor hereby agrees that the right, license, and privilege granted herein is given exclusively to Licensee in those locations listed on Exhibits "A," "B" and "C" of this Agreement. Licensee shall have the first right of refusal for the installation of an Info-Center Directory in any of Licensor's North American operations in which the right to such installation or similar installation is offered by Licensor.

     10.2 The exclusive right, license, and privilege granted herein terminates with respect to all locations listed in Exhibits "A," "B" and "C" upon the termination of this Agreement.

     10.3 The rights, licenses, and privileges granted herein are limited and non-transferable and shall confer no other rights upon each party other than is set forth in this Section 10.

                           Section 11
                      Removal of Equipment

     11.1 Upon termination of this Agreement for any reason, Licensee shall within five (5) business days remove all Info-Center Directors from each of Licensor's bus terminal facility and shall restore the area of the equipment removal to the same condition as existed prior to the installation of the Info-Center Directors. Unless prior written consent is given by Licensor to the contrary, any Info-Center Directory remaining in Licensor's bus terminal facilities after five
(5) business days from the date of termination of this agreement shall be deemed to have been abandoned by Licensee and shall become the sole property of Licensor.

                           Section 12
                       Right to Terminate

     12.1 Notwithstanding the term granted herein, Licensor shall have the right to terminate this Agreement with respect to any certain location listed in Exhibits "A," "B" or "C" at the end of any calendar month upon ninety (90) days written notice to Licensee if any of the events described in paragraphs (a)-(d) occur, and thirty
(30) days written notice in the event of a default by Licensee as described in paragraph (e):
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          (a)  if the Licensor shall sell or lease the building or
     any part thereof and Licensor cannot relocate its use or need of any affected Info-Center Directory location;

          (b) if the Licensor shall sell or sever any part of its estate in the land that affects the Info-Center Directory location;

          (c) if the Licensor makes or plans to make any alterations, improvements, or modifications to the building which makes the use of an Info-Center Directory impracticable;

          (d) if the Licensor shall elect to discontinue the use of the building for operations of a bus terminal; or

          (e) if the Licensee defaults with respect to its obligations concerning any Info-Center Directory installed in any location listed in Exhibits, "A," "B" or "C" and if Licensee has not remedied such default prior to the expiration of thirty
     (30) days from the date upon which written notice was received of the default.

                           Section 13
                       Rights Upon Default

     13.1 If Licensee defaults in the payment of any deposit or commission hereunder or if Licensee defaults in the performance of any other provision, covenant, or condition of this Agreement, Licensor may, if it so elects, terminate this agreement in whole or in part upon thirty (30) days written notice to Licensee subject to the right to remedy defaults as set forth in Section 12.1 (e).

                           Section 14
                             Notices

     14.1 All notices from either party to the other required hereunder, except for notice required under Section 2.3 or Section 9.3, shall be in writing and delivered either personally, by a nationally recognized carrier service, or by certified mail, return receipt requested, and also by telecopier, dispatched at the same time as the dispatch of the personal delivery or certified mail. Any such notice, request, or other communication shall be deemed to have been given on the date of personal delivery or, if mailed, on the date of mailing. All communications shall be addressed as follows:

     If to Licensor:

          Greyhound Lines, Inc.
          Customer Service Department
          P.O. Box 660362
          Dallas, Texas 75266-0362

          Telecopier No.: (to be supplied)

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     If to Licensee:

          Info-Center, Inc.
          P.O. Box 1129
          Point Roberts, Washington 98281

          Telecopier No.: 1-800-548-4432

     14.2 The addresses to which any such written communication may be given or sent to either party may be changed by ten (10) days written notice given by such party as provided above.

                           Section 15
                           Assignment

     15.1 Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party. It is further agreed that any assignment hereof, whether voluntary, by operation of law, or otherwise, without the prior written consent of the other party shall be void and at the option of the non-- assigning party this Agreement shall terminate. Any rights and obligations under this Agreement with respect to Licensor shall also apply to Licensor's subsidiaries, and such rights and obligations created in Licensor's subsidiaries shall not be deemed to be an assignment under this Agreement.

                           Section 16
                         Binding Effect

     16.1 This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective permitted successors and permitted assigns.

                           Section 17
                          Governing Law

     17.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND ITS PROVISIONS CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. The parties hereto agree and consent to subject any dispute pursuant to this Agreement to the applicable Federal and State Courts with jurisdiction in Texas closest to the place of business of the Licensor.

                           Section 18
                       Invalid Provisions

     18.1 In the event any provision of this Agreement shall be declared or determined by a court of law to be invalid, unenforceable, or in conflict with applicable law, then the validity of the other terms and provisions of this Agreement shall not be deemed to be adversely affected but shall remain in full force and effect.


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                           Section 19
                       Amendment and Waive

     19.1 No amendment or waiver of any provision of this Agreement, and no consent to any departure herefrom, shall be effective or binding unless and until set forth in a writing signed by each party, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice or any other communication given by one party to the other party shall be construed to be or constitute an approval or ratification by the other party of any matter contained or referred to in such notice, unless the same be consent to by the other party in writing.

                           Section 20
                        Entire Agreement

     20.1 This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the parties, and there exists no other written or oral understandings, agreements or assurances with respect to any matters except as set forth herein.

     20.2 Unless expressly stated, this Agreement confers no rights on any person or business entity that is not a party hereto.

                           Section 21
                         Attorneys' Fees

     21.1 If either party named herein brings an action to enforce the terms of this Agreement or to declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to reasonable attorneys' fees to be paid by the losing party as fixed by the court.

                           Section 22
                     Relationship of Parties

     22.1 This Agreement does not create the relationship of principal and agent or partnership or joint venture, or of any association other than that of licensor and licensee.

                           Section 23
                          Force Majeure

     23.1 Either party named herein shall be excused from the performance of its obligations hereunder for such period as either party is prevented from performing same by reason of an Act of God, act of war, riots, fuel boycott or embargo, labor disputes or lockout, labor strikes, act of the other party, governmental restrictions or prohibitions, and any other unforeseeable cause beyond the party's control.



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                           Section 24
                Attachments, Headings, and Terms

     24.1 All attachments and exhibits referred to herein are hereby incorporated by reference and made a part of this Agreement. The headings and underscorings contained herein are for convenience purposes only and shall not be used to interpret or define nor be deemed to extend or limit the specific sections. The word or words enclosed in quotation marks shall be construed as defined terms for purposes of this Agreement. The terms "Licensor" and "Licensee" shall be construed to mean, when required by context, the affiliates, subsidiaries, directors, officers, employees, invitees, contractors, materialmen, servants, and agents of Licensor and Licensee.


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above to be effective for the period set forth in Section 1 above.

                              GREYHOUND LINES, INC.

                              By: /s/ Bernie K. Styers
                              Title: Director Customer Operation
                              (972) 789-7580

                              INFO-CENTER, INC.

                              By:/s/ William J. Marshall
                              Title: President

EXHIBIT "A"

     Location

     1. Chicago, IL
     2. Los Angeles, CA
     3. Miami, FL
     4. Orlando, FL
     5. Washington, DC

EXHIBIT "B"

     Location

     1.   Las Vegas, NV
     2.   Nashville, TN
     3.   San Diego, CA
     4.   Seattle, WA